UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 23, 2005

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-49688 (Commission File Number)	33-0961488 (I.R.S. Employer Identification No.)

1134 Senoia Road, Suite B2 Tyrone, Georgia 30290 (Address of principal executive offices) (zip code)

(770) 306-7667 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 30, 2005, as reported in a Current Report on Form 8-K filed on July 7, 2005, as amended by a Current Report on Form 8-K filed on August 9, 2005, we issued 2,500,000 shares of our Series B Convertible Preferred Stock in exchange for $6,615,000 in cash.

On August 23, 2005, GCA Strategic Investment Fund Limited, the holder of all 2,500 shares of our Series A Convertible Preferred Stock, notified us that as a result of the issuance of our Series B Convertible Preferred Stock and pursuant to Section 9 of that certain Certificate of Designation of Series A Convertible Preferred Stock, the conversion ratio for our Series B Convertible Preferred Stock was automatically incorporated into the rights of the Series A Convertible Preferred Stock. Consequently, the number of shares of common stock which GCA Strategic Investment Fund Limited is entitled to receive upon the conversion of our Series A Convertible Preferred Stock has increased from 2,500,000 shares to 71,428,571 shares. Additional shares may be issued should the holder request to convert accrued dividends on the Series A Convertible Preferred Stock into common shares. The issuance of the Series A Convertible Preferred Stock was reported in a Current Report on Form 8-K filed on January 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2005	Speedemissions, Inc.,
a Florida corporation

/s/ Richard A. Parlontieri
By: Richard A. Parlontieri
Its: President